Exhibit 99.1

April 21, 2015

Dr. Henry A. McKinnell, Jr.

Chairman

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard, #800

Torrance, CA 90503

Dear Dr. McKinnell:

It is with regret that I hereby submit my resignation from the Board of Directors of Emmaus Life Sciences, Inc.

I have served on the Board for over three years and have tried my best to provide strategic business guidance, as well as financial oversight.  However over the past year the strategy outlined by the Board has not been well embraced by the senior leadership team.  I no longer am in a position to make meaningful contributions to the organization and the stakeholders for which the Board represents.  I believe that the remaining Board members are experienced, smart and can represent all stakeholders without my participation and therefore, I think the company is in good hands.

The Emmaus team is extremely dedicated and committed to their mission to successfully develop and commercialize treatments for sickle cell disease and other orphan diseases.  While there are challenges ahead, I’m confident that Emmaus will persevere to achieve their vision with your guidance and the extensive expertise of the other Board members.

I wish you, the Board and the Emmaus team my best in the future.

Sincerely,

/s/ Tracey C. Doi

Tracey C. Doi